Exhibit 99.1

PRIVILEGED WORLD TRAVEL CLUB, INC. FILES FORM 8-K; UPDATES SHAREHOLDERS ON STATUS OF ANNUAL REPORT FOR YEAR ENDED DECEMBER 31, 2013.

Tiburon, California – (iMicrowire -- April 15, 2014) Privileged World Travel Club, Inc. (PVCL – OTCBB) filed Form 8-K today with the Securities and Exchange Commission reporting that due to its recently reported change in independent public accountants, its Form 10-K Annual Report for the fiscal year ended December 31, 2013 will not be filed by April 15.

On March 5, 2014, the Company's former independent auditor Kenne Ruan, CPA, P.C. notified the Company of his resignation. On March 10, 2014, the Company retained Cutler & Co., LLC as its principal independent auditor.

Incidentally with the change of auditing firms, the Company filed Form 8-K with the Commission on March 12, 2014. In conjunction with the retention of Cutler & Co., LLC, the Company also retained new accounting staff to help prepare the financial statements for the year ended December 31, 2013.

"Our accounting and legal team are working diligently to finalize the Form 10-K. We are committed to filing as soon as possible, considering the challenges the Company faced in the wake of our change in independent auditors, and the short time line to complete our year end audit.

ABOUT PRIVILEGED.  www.privilegedwtc.com

The business of Privileged is to provide exclusive travel services to persons (“Members”) who elect to join the prestigious Privileged World Travel Club (the “Privileged Travel Club”) and international travelers bound for the United States.  Immediately after joining, Members of the Privileged Travel Club can begin enjoying the services their membership offers. The Company provides luxury services with a high standard of value. Company management feels that the prices offered by the club are reasonable and very attainable by all Members to travel any time they wish. The Company is specially focused to offer its Members luxury membership travel products and services at specially discounted prices. The Company’s concept is to offer services to a larger audience and thereby increase the reach to more markets.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  While these statements are made to convey to the public the company’s progress,  business  opportunities  and  growth  prospects,  readers  are  cautioned  that  such  forward-looking  statements  represent management’s  opinion.  The  company’s operations  and  business  prospects  are  always  subject  to  risk  and  uncertainties.   Triton disclaims any obligation or intention to update any forward-looking statement.

Contact:

Privileged World Travel Club, Inc.

info@privilegedwtc.com